Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

March 9, 2006

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced fourth quarter and annual results for the periods ended December 31, 2005.

For the year ended December 31, 2005, First PacTrust Bancorp reported net income of $4.8 million, a decrease of $268,000 or 5.3% compared to net income of $5.1 million for the year ended December 31, 2004. Net income for the fourth quarter ended December 31, 2005 was $1.2 million, an increase of $141,000 compared to net income of $1.1 million for the fourth quarter ended December 31, 2004. First PacTrust Bancorp reported basic and diluted earnings per share of $1.16 and $1.13 for the year ended December 31, 2005 compared to $1.18 and $1.16 for the year ended December 31, 2004. First PacTrust Bancorp reported both basic and diluted earnings per share of $0.30 for the fourth quarter ended December 31, 2005 compared to basic and diluted earnings per share of $0.26 and $0.25 for the fourth quarter ended December 31, 2004, respectively.

For the year ended December 31, 2005 total interest income increased approximately $3.9 million to $35.7 million from $31.7 million for the year ended December 31, 2004, primarily reflecting a $32.7 million increase in the average loans receivable balance due to growth as well as a 25 basis point increase in the average yield on loans receivable. Interest income on securities also increased due to the purchase of securities in the first quarter as well as a 109 basis point increase in the average yield of the securities portfolio. During the fourth quarter, total interest income increased $1.5 million to $9.6 million from $8.1 million in the same period of the prior year resulting from the same factors mentioned above.

Total interest expense increased $5.3 million to $16.7 million for the year ended December 31, 2005 from $11.4 million for the prior year. The increase in interest expense resulted from a 67 basis point increase in the Company’s cost of funds due to an increase in short term rates as well as a $44.4 million increase in the average balance of deposits from $418.8 million for the year ended December 31, 2004 to $463.2 million for the year ended December 31, 2005. Interest expense on Federal Home Loan Bank advances increased $991,000 due to a $12.7 million increase in the average balance of Federal Home Loan Bank advances as well as an increase in the rates paid on advances. For the fourth quarter, total interest expense increased $1.7 million to $4.9 from $3.2 million in the prior year’s quarter ended December 31, 2004 due the same factors mentioned above.

Provisions for loan losses of $250,000 and $238,000 were made for the year ended December 31, 2005 and 2004, respectively. During the fourth quarter of 2005, a provision of $42,000 was made compared to a net provision recovery of $212,000 in the same period of the prior year. The increase in the provision was primarily a result of increased loan growth in 2005 compared to same period in 2004 as well as other adjustments made for current economic trends. The allowance for loan losses was $4.7 million or .68% of total loans at December 31, 2005 compared to $4.4 million or .70% of total loans at December 31, 2004.

Noninterest income increased $594,000 to $2.1 million for the year ended December 31, 2005 from $1.6 million for the prior year, primarily as a result of a $675,000 increase in income related to the cash surrender value of the BOLI investment. Noninterest income increased $209,000 to $539,000 for the fourth quarter in 2005 from $330,000 for the same period in 2004 due to the same factor mentioned above. Noninterest expense increased $752,000 or 5.9% to $13.4 million for the year ended December 31, 2005 from $12.7 million in the prior year. Significant contributing factors for the increase included increased salary and compensation expense, increased occupancy expenses as well as increases in both professional and advertising expenses. Noninterest expenses decreased $305,000 to $3.2 million for the quarter end December 31, 2005 from $3.5 million for the same period in 2004 primarily due to a decrease in the reported loss on an equity investment in a tax credit fund and a decrease in ESOP compensation expense resulting from the sale of forfeited shares in the fourth quarter. Per the provisions of the ESOP plan, forfeited shares were sold out of the plan and the proceeds were used to reduce the Company’s contribution resulting in a reduction of compensation expense during the year.

Total assets increased by $80.7 million, or 12.0%, to $755.2 million at December 31, 2005 from $674.5 million at December 31, 2004. Significant contributing factors were growth in loans receivable of $59.8 million, the purchase of a $15.0 million bank-owned life insurance investment, and the purchase of government and agency securities in the amount of $4.3 million. The increase in loans resulted from a $25.5 million loan purchase, as well as loan originations exceeding repayments.

Total deposits increased by $54.6 million to $508.2 million at December 31, 2005 from $453.6 million at December 31, 2004. The increase primarily reflected growth in money market accounts and certificate of deposit accounts due to competitive pricing and increased marketing efforts during the year. The growth in certificates of deposit primarily reflected increased retail customer deposits as our institutional certificates of deposit decreased $11.9 million to $23.4 million at December 31, 2005.

Equity decreased $1.6 million to $77.8 million at December 31, 2005 from $79.4 million at December 31, 2004. The net decrease resulted primarily from the purchase of 239,238 shares of treasury stock for $6.2 million and the payment of dividends of $2.2 million. Equity was increased primarily by net income of $4.8 million, ESOP shares earned of $1.1 million and stock awards earned of $728,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Forward Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$9,609	$8,135	$35,651	$31,733
Total interest expense	4,920	3,175	16,703	11,426

Net interest income	4,689	4,960	18,948	20,307
Provision/(recovery) for loan losses	42	(212)	250	238

Net interest income after provision for loan losses	4,647	5,172	18,698	20,069
Noninterest income	539	330	2,144	1,550
Noninterest expense	3,236	3,541	13,410	12,658

Income before taxes	1,950	1,961	7,432	8,961
Income tax provision	717	869	2,625	3,886

Net income	$1,233	$1,092	$4,807	$5,075

Earnings per share
Basic	$.30	$.26	$1.16	$1.18

Diluted	$.30	$.25	$1.13	$1.16

	December 31, 2005	December 31, 2004
	(In thousands)
Selected Financial Condition Data
Total assets	$755,177	$674,460
Cash and cash equivalents	13,873	12,315
Loans receivable, net	688,497	628,724
Securities available for sale	14,012	10,019
Deposits	508,156	453,581
BOLI	15,675	—
Advances from Federal Home Loan Bank	164,200	135,500
Stockholders’ equity	77,769	79,391

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Selected Financial Ratios (1)
Return on average assets	.66%	.65%	.67%	.77%
Return on average equity	6.37	5.53	6.10	6.32
General and administrative expenses to average assets	1.74	2.10	1.86	1.92
Efficiency ratio (2)	62.11	61.06	63.63	56.73
Net interest margin	2.65	3.00	2.76	3.16

	As of December 31, 2005	As of December 31, 2004
Non-performing assets to total assets (3)	.00%	.00%
Book value per common share (4)	$19.19	$18.88

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.
This was adversely impacted by a $90,000 loss on the CRA Housing Investment during the fourth quarter and a $386,000 loss during the twelve months ended December 31, 2005. During the fourth quarter of 2004, the Company adjusted the basis (carrying value) of this security to reflect its fair value at the date of impairment recognizing a loss of $311,000. This also represented the total loss experienced for the year ended December 31, 2004.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.